Exhibit 2.1

MASTER REORGANIZATION AGREEMENT

by and among

Atlas Sand Management Company, LLC,

Atlas Sand Company, LLC,

Atlas Sand Holdings, LLC,

Atlas Sand Operating, LLC,

Atlas Sand Holdings II, LLC,

Atlas Sand Management Company II, LLC,

Atlas Sand Merger Sub, LLC,

and

Atlas Energy Solutions Inc.

[•], 2023

TABLE OF CONTENTS

i

ARTICLE V
MISCELLANEOUS

Section 5.1.	Consents; Deemed Amendment to Agreements	11
Section 5.2.	Deed; Bill of Sale; Assignment	11
Section 5.3.	Further Assurances	11
Section 5.4.	Termination	12
Section 5.5.	Notices	12
Section 5.6.	Successors and Assigns; No Third Party Rights	12
Section 5.7.	Severability	12
Section 5.8.	Waivers and Amendments	12
Section 5.9.	Entire Agreement; Survival	12
Section 5.10.	Governing Law	12
Section 5.11.	Counterparts	12

Schedules

Schedule 1.1(a)	ASMC Upstairs Holders
Schedule 1.1(b)	Holdings Upstairs Holders
Schedule 1.1(c)	LTIP Unit Redemptions

Exhibits

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of A&R LLC Agreement of Holdings
Exhibit C	Form of Fifth A&R LLC Agreement of Atlas Sand LLC
Exhibit D	Form of A&R LLC Agreement of Atlas Operating
Exhibit E	Form of A&R LLC Agreement of Holdings II
Exhibit F	Form of A&R LLC Agreement of ASMC II
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of Stockholders’ Agreement

ii

MASTER REORGANIZATION AGREEMENT

This Master Reorganization Agreement (this “Agreement”), dated effective as of [•], 2023, is entered into by and among Atlas Sand Management Company, LLC, a Texas limited liability company (“ASMC”), Atlas Sand Company, LLC, a Delaware limited liability company (“Atlas Sand LLC”), Atlas Sand Holdings, LLC, a Delaware limited liability company (“Holdings”), Atlas Sand Operating, LLC, a Delaware limited liability company (“Atlas Operating”), Atlas Sand Holdings II, LLC, a Delaware limited liability company (“Holdings II”), Atlas Sand Management Company II, LLC, a Delaware limited liability company (“ASMC II”), Atlas Sand Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and Atlas Energy Solutions Inc., a Delaware corporation (“PubCo” and, together with each other signatory to this Agreement, each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Parties wish to facilitate an initial public offering (the “IPO”) of PubCo, which will be effected using an “Up-C” structure that entails, among other things, offering to the public shares of the Class A common stock of PubCo, par value $0.01 per share (“Class A Shares”), pursuant to, and as more fully described in, a registration statement filed with the U.S. Securities and Exchange Commission, Registration No. 333-269488; and

WHEREAS, in connection with the IPO, the Parties desire to effect the restructurings and other transactions set forth in this Agreement, which will occur on the terms and in the sequence set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows, and further agree that the actions set forth in ARTICLE II will be deemed to take place in the sequence in which they appear in ARTICLE II except as otherwise expressly set forth herein.

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1. Definitions. In addition to terms defined in the body of this Agreement, the following capitalized terms have the following meanings:

“ASMC Class A Units” means ASMC Units designated as “Class A Units” pursuant to the ASMC LLC Agreement.

“ASMC Class B Units” means ASMC Units designated as “Class B Units” pursuant to the ASMC LLC Agreement.

“ASMC LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of ASMC LLC, dated as of [•], 2023, as amended, supplemented or otherwise modified prior to date of this Agreement.

“ASMC LTIP Units” means the ASMC Units designated as “Class P Units” pursuant to the ASMC LLC Agreement.

“ASMC Units” means units representing limited liability company interests in ASMC.

“ASMC Upstairs Holders” means certain Persons holding ASMC Class A Units and/or ASMC Class B Units as of immediately prior to the consummation of the transactions contemplated by Section 2.5 and identified on Schedule 1.1(a) hereto.

“ASMC II Interests” means the limited liability company interests in ASMC II.

“ASMC II LLC Agreement” means the Limited Liability Company Agreement of ASMC II, dated as of November 18, 2022, as amended, supplemented or otherwise modified prior to the date of this Agreement.

“Atlas Operating LLC Agreement” means the Limited Liability Company Agreement of Atlas Operating, dated as of November 18, 2022, as amended, supplemented or otherwise modified prior to the date of this Agreement.

“Atlas Sand Class A Units” means Atlas Sand Units designated as “Class A Units” pursuant to the Atlas Sand LLC Agreement.

“Atlas Sand Class C Units” means Atlas Sand Units designated as “Class C Units” pursuant to the Atlas Sand LLC Agreement.

“Atlas Sand Class D Units” means Atlas Sand Units designated as “Class D Units” pursuant to the Atlas Sand LLC Agreement.

“Atlas Sand LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Atlas Sand LLC, dated as of [•], 2023, as amended, supplemented or otherwise modified prior to date of this Agreement.

“Atlas Sand LTIP Units” means Atlas Sand Units designated as “Class P Units” pursuant to the Atlas Sand LLC Agreement.

“Atlas Sand Members” means the holders of the Atlas Sand Units issued and outstanding as of immediately prior to the Merger Effective Time.

“Atlas Sand Units” means units representing limited liability company interests in Atlas Sand LLC.

“Class B Shares” means shares of the Class B common stock of PubCo, par value $0.01 per share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Form 8-A” means the registration statement on Form 8-A filed by PubCo with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, to register the Class A Shares.

“Governmental Authority” means the United States of America and any foreign country, any state, commonwealth, territory or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

“Holdings Interests” means the limited liability company interests in Holdings.

“Holdings LLC Agreement” means the Limited Liability Company Agreement of Holdings, dated as of November 18, 2022, as amended, supplemented or otherwise modified prior to date of this Agreement.

“Holdings Upstairs Holders” means certain Persons holding Holdings Class A Units and/or Holdings Class C Units as of immediately prior to the consummation of the transactions contemplated by Section 2.5 and identified on Schedule 1.1(b) hereto.

“Holdings II Interests” means the limited liability company interests in Holdings II.

“Holdings II LLC Agreement” means the Limited Liability Company Agreement of Holdings II, dated as of November 18, 2022, as amended, supplemented or otherwise modified prior to date of this Agreement.

“IPO Pricing” means such date and time as the board of directors of PubCo or a pricing committee thereof determines the public offering price of shares of Class A Shares in the IPO, such date and time to be no later than immediately prior to the execution of the Underwriting Agreement.

“Law” means any applicable federal, state, provincial, municipal, local or foreign statute, law, treaty, ordinance, regulation, rule, code, order or rule of common law.

“LTIP Holders” means the Persons holding ASMC LTIP Units and/or Holdings LTIP Units as of immediately prior to the consummation of the transactions contemplated by Section 2.5 and set forth on Schedule 1.1(c) hereto.

“Person” means any natural person, limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

“Redeemed ASMC LTIP Units” means, with respect to each LTIP Holder, a number of the ASMC LTIP Units held by such LTIP Holder as of immediately prior to the consummation of the transactions contemplated by Section 2.5(a)(iii) as is set forth opposite such LTIP Holder’s name on Schedule 1.1(c) hereto under the heading entitled “Redeemed ASMC LTIP Units.”

“Redeemed Holdings LTIP Units” means, with respect to each LTIP Holder, a number of the Holdings LTIP Units held by such LTIP Holder as of immediately prior to the consummation of the transactions contemplated by Section 2.5(a)(iii) as is set forth opposite such LTIP Holder’s name on Schedule 1.1(c) hereto under the heading entitled “Redeemed Holdings LTIP Units.”

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

Section 1.2. Effective Time; Closing Time. This Agreement is effective at the time all Parties have released the signatures hereto as of the date hereof, which, for the avoidance of doubt, is on the date of IPO Pricing and prior to the time at which the Form 8-A becomes effective. References to the “Closing Time” in this Agreement refer to 12:01 a.m. Austin, Texas time on the date of the initial closing of the IPO.

Section 1.3. Heading; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole, including, without limitation, all Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections and Exhibits will, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Exhibits attached hereto, and all such Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, will include all other genders, and the singular will include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather will be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

ARTICLE II

RESTRUCTURING ACTIONS AND RELATED MATTERS

Section 2.1. The Merger Transactions.

(a) Pursuant to the certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”), which was filed with the Delaware Secretary of State on the date hereof and became effective at the time of its filing (the “Merger Effective Time”), Merger Sub merged with and into Atlas Sand LLC, with Atlas Sand LLC surviving the merger (the “Merger”) as a wholly owned direct subsidiary of Atlas Operating.

(b) In connection with the Merger, effective as of the Merger Effective Time and simultaneously with the consummation of the transactions contemplated by Section 2.1(c), (i) the Holdings LLC Agreement is hereby amended and restated in the form attached hereto as Exhibit B (the “Holdings A&R LLC Agreement”) in order to, among other things, recapitalize the Holdings Interests to be represented by four classes of units designated thereunder as “Class A Units” (“Holdings Class A Units”), “Class C Units” (“Holdings Class C Units”), “Class D Units” (“Holdings Class D Units”) and “Class P Units” (“Holdings LTIP Units”), having the respective rights and obligations ascribed thereto as provided under the Holdings A&R LLC Agreement; and (ii) Holdings shall adopt the “Holdings Long Term Incentive Plan” in substantially the form attached as Exhibit B to the Holdings A&R LLC Agreement in order to govern the Holdings LTIP Units.

(c) By virtue of the Merger, and in each case effective as of the Merger Effective Time and simultaneously with the consummation of the transactions contemplated by Section 2.1(b):

(i) the Atlas Sand Class A Units held by the Atlas Sand Members as of immediately prior to the Merger Effective Time shall be exchanged on a one-for-one basis, for Holdings Class A Units;

(ii) the Atlas Sand Class C Units held by the Atlas Sand Members as of immediately prior to the Merger Effective Time shall be exchanged on a one-for-one basis for Holdings Class C Units;

(iii) the Atlas Sand Class D Units held by the Atlas Sand Members as of immediately prior to the Merger Effective Time shall be exchanged on a one-for-one basis for Holdings Class D Units; and

(iv) the Atlas Sand LTIP Units held by the Atlas Sand Members as of immediately prior to the Merger Effective Time will be exchanged on a one-for-one basis for Holdings LTIP Units.

(d) By virtue of the Merger and effective as of the Merger Effective Time, (i) all outstanding limited liability company interests in Merger Sub (all of which shall be owned by Atlas Operating as of immediately prior to the Merger Effective Time) shall automatically be cancelled and extinguished, (ii) in exchange therefor, Atlas Operating shall receive all of the outstanding limited liability company interests in Atlas Sand LLC, and (iii) the separate existence of Merger Sub shall cease.

(e) This Section 2.1, together with any related definitions and other provisions of this Agreement, constitutes an agreement and plan of merger for purposes of the Certificate of Merger and applicable Law.

(f) The Parties intend, for U.S. federal and applicable state and local income tax purposes, that the Merger shall be treated as a continuation of a partnership (Atlas Sand LLC) under Section 708(a) of the Code in accordance with the principles of Revenue Rulings 66-264, 84-52 and 95-37, with Holdings being treated as the continuation of Atlas Sand LLC and the persons holding equity securities in Atlas Sand LLC immediately prior to giving effect to the Merger being treated as continuing members in the same partnership (now Holdings).

Section 2.2. Amendment and Restatement of Atlas Sand LLC Agreement, Atlas Operating LLC Agreement, Holdings II LLC Agreement and ASMC II LLC Agreement.

(a) Immediately following the consummation of the transactions contemplated by Section 2.1, the Atlas Sand LLC Agreement is hereby amended and restated in the form attached hereto as Exhibit C, in order to, among other things, reflect the admission of Atlas Operating as the sole member of Atlas Sand LLC as a result of the Merger and to provide for the classification of Atlas Sand LLC as an entity disregarded as separate from Holdings for U.S. federal income tax purposes.

(b) Immediately following the consummation of the transactions contemplated by Section 2.1, the Atlas Operating LLC Agreement is hereby amended and restated in the form attached hereto as Exhibit D, in order to set forth certain terms in contemplation of the IPO and transactions contemplated hereby, including those providing for the limited liability company interests in Atlas Operating being represented by a single class of units designated as “Common Units” (“Operating Units”), initially consisting of [•] Operating Units, and for the designation of PubCo as the managing member of Atlas Operating upon PubCo’s admission as a member in connection with the consummation of the transactions contemplated by Section 2.6(a).

(c) Immediately following the consummation of the transactions contemplated by Section 2.1, (i) the Holdings II LLC Agreement is hereby amended and restated in the form attached hereto as Exhibit E (the “Holdings II A&R LLC Agreement”) in order to, among other things, recapitalize the Holdings II Interests to be represented by three classes of units designated thereunder as “Class A Units” (“Holdings II Class A Units”), “Class C Units” (“Holdings II Class C Units”) and “Class P Units” (“Holdings II LTIP Units”), in each case, having the respective rights and obligations ascribed thereto as provided under the Holdings II A&R LLC Agreement; and (ii) Holdings II shall adopt the “Holdings II Long Term Incentive Plan” in substantially the form attached as Exhibit B to the Holdings II A&R LLC Agreement in order to govern the Holdings II LTIP Units.

(d) Immediately following the consummation of the transactions contemplated by Section 2.1, (i) the ASMC II LLC Agreement is hereby amended and restated in the form attached hereto as Exhibit F (the “ASMC II A&R LLC Agreement”) in order to, among other things, recapitalize the ASMC II Interests to be represented by three classes of units designated thereunder as “Class A Units” (“ASMC II Class A Units”), “Class C Units” (“ASMC II Class B Units”) and “Class P Units” (“ASMC II LTIP Units”), in each case, having the respective rights and obligations ascribed thereto as provided under the ASMC II A&R LLC Agreement; and (ii) ASMC II shall adopt the “ASMC II Long Term Incentive Plan” in substantially the form attached as Exhibit B to the ASMC II A&R LLC Agreement in order to govern the ASMC II LTIP Units.

Section 2.3. First Contribution Transactions. Immediately following the consummation of the transactions contemplated by Section 2.2, Holdings hereby contributes, conveys, transfers and delivers (a) to ASMC II, all right, title and interest in and to [•] of the Operating Units held by Holdings (the “Subject Operating Units”), and (b) to Holdings II, all right, title and interest in and to [•] of the Operating Units held by Holdings.

Section 2.4. Second Contribution Transactions. Immediately following the consummation of the transactions contemplated by Section 2.3, ASMC II hereby contributes, conveys, transfers and delivers to Holdings II all right, title and interest in and to all of the Subject Operating Units. Immediately following the transactions contemplated by this Section 2.4, Holdings and Holdings II shall own collectively 100% of the Operating Units then issued and outstanding.

Section 2.5. Distribution Transactions.

(a) Immediately following the consummation of the transactions contemplated by Section 2.4, the following transactions shall be consummated in the order in which they appear below:

(i) in exchange for and in redemption of [•] of the Holdings Class A Units held by ASMC, Holdings hereby distributes 100% of the ASMC II Interests then issued and outstanding to ASMC;

(ii) (A) in exchange for and in full redemption of the Holdings Class A Units then held by any Holdings Upstairs Holder, Holdings hereby distributes to such Holdings Upstairs Holder in accordance with the Holdings A&R LLC Agreement an equal number of Holdings II Class A Units, and (B) in exchange for and in full redemption of the Holdings Class C Units then held by any Holdings Upstairs Holder, Holdings hereby distributes to such Holdings Upstairs Holder in accordance with the Holdings A&R LLC Agreement an equal number of Holdings II Class C Units;

(iii) in exchange for and in redemption of the Redeemed Holdings LTIP Units of each LTIP Holder, Holdings hereby distributes to each LTIP Holder in accordance with the Holdings A&R LLC Agreement a number of Holdings II LTIP Units equal to the Redeemed Holdings LTIP Units as set forth opposite such LTIP Holder’s name on Schedule 1.1(c) hereto under the heading entitled “Redemption Holdings II LTIP Units”;

(iv) (A) in exchange for and in full redemption of the ASMC Class A Units then held by any ASMC Upstairs Holder, ASMC hereby distributes to such ASMC Upstairs Holder in accordance with the ASMC LLC Agreement an equal number of ASMC II Class A Units, and (B) in exchange for and in full redemption of the ASMC Class B Units then held by any ASMC Upstairs Holder, ASMC hereby distributes to such ASMC Upstairs Holder in accordance with the ASMC LLC Agreement an equal number of ASMC II Class B Units; and

(v) in exchange for and in redemption of the Redeemed ASMC LTIP Units of each LTIP Holder, ASMC hereby distributes to each LTIP Holder in accordance with the ASMC LLC Agreement a number of ASMC II LTIP Units equal to the Redeemed ASMC LTIP Units as set forth opposite such LTIP Holder’s name on Schedule 1.1(c) hereto under the heading entitled “Redemption ASMC II LTIP Units.”

(b) The Parties intend, for U.S. federal and applicable state and local income tax purposes, that the transactions contemplated by Section 2.3, Section 2.4 and Section 2.5(a), taken together:

(i) (A) shall constitute a partnership division governed by Section 708(b)(2)(B) of the Code and Treasury Regulations § 1.708-1(d), with Holdings constituting the “divided partnership” and the division taking the “assets-over” form with Holdings II (a new partnership) for such purposes, and (B) in connection with the “assets-over” form described in the foregoing clause (A), consistent with the deemed transactions described in Revenue Ruling 99-5, 1999-1 C.B. 434, each of Holdings and Holdings II will then be deemed to contribute its portion of Atlas Operating’s assets (the underlying assets of Atlas Sand LLC) to Atlas Operating (a new partnership) in exchange for Operating Units pursuant to Section 721 of the Code; and

(ii) shall constitute a partnership division governed by Section 708(b)(2)(B) of the Code and Treasury Regulations § 1.708-1(d), with ASMC constituting the “divided partnership” and the division taking the “assets-over” form with ASMC II (a new partnership) for such purposes.

Section 2.6. Third Contribution Transactions.

(a) Immediately following the consummation of the transactions contemplated by Section 2.5:

(i) (A) Holdings II hereby contributes, conveys, transfers and delivers to PubCo all right, title and interest in and to [•] Operating Units, which constitute all of the Operating Units held by Holdings II immediately prior to such contribution, and (B) in consideration therefor, PubCo hereby issues [•] Class A Shares to Holdings II; and then

(ii) (A) Holdings hereby contributes, conveys, transfers and delivers to PubCo all right, title and interest in and to [•] of the Operating Units (and retains [•] of the Operating Units) and all voting rights with respect to the Operating Units retained by Holdings and (B) in consideration therefor, PubCo hereby issues [•] Class A Shares and [•] Class B Shares to Holdings.

(b) Immediately following the transactions contemplated by Section 2.6(a), (i) PubCo and Holdings shall collectively own 100% of the Operating Units then issued and outstanding and (ii) PubCo shall be admitted as the managing member of Atlas Operating.

(c) The Parties intend, for U.S. federal and applicable state and local income tax purposes, that the transactions contemplated by Section 2.6(a), together with the exchange of cash for Class A Shares in the IPO, shall constitute a tax-deferred contribution under Section 351 of the Code.

Section 2.7. Cancellation of Common Stock. Immediately following the consummation of the transactions contemplated by Section 2.6, PubCo hereby redeems from Atlas Sand LLC, and Atlas Sand LLC hereby conveys, transfers and delivers to PubCo, the 1,000 shares of common stock of PubCo, par value $0.01 per share, issued to Atlas Sand LLC in connection with the incorporation of PubCo on February 3, 2022 (the “Initial Shares”) for an aggregate redemption price of $10.00. Atlas Sand LLC hereby irrevocably constitutes and appoints the Secretary of PubCo to transfer the Initial Shares on the books of PubCo with full power of substitution in the premises. Following their transfer to PubCo, the Initial Shares shall be deemed to have been cancelled and no longer be outstanding effective simultaneously with the issuance and sale by PubCo of Class A Shares at the initial closing of the IPO.

ARTICLE III

INITIAL PUBLIC OFFERING AND RELATED MATTERS

Section 3.1. Underwriting Agreement. Prior to the Closing Time, PubCo shall have entered into an underwriting agreement relating to the IPO (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, BofA Securities, Inc. and Piper Sandler & Co., as representatives of the several underwriters named in Schedule I thereto (the “Underwriters”); subject to the right of each party to elect to not enter into an Underwriting Agreement at it sole discretion. Each Party agrees that all of the transactions contemplated by this Agreement shall be conditioned upon and subject to the Underwriters being willing and able to close the IPO in accordance with the Underwriting Agreement.

Section 3.2. Registration Rights Agreement. Effective immediately following the transactions described in ARTICLE II, PubCo shall enter into a Registration Rights Agreement, in the form attached hereto as Exhibit G (the “RRA”), with the Initial Holders (as defined in the RRA) named therein, pursuant to which, among other things, PubCo shall agree to provide the Initial Holders with certain rights with respect to the registrable securities under the RRA, on the terms and subject to the conditions set forth therein.

Section 3.3. Stockholders’ Agreement. Effective immediately following the transactions described in ARTICLE II, PubCo shall enter into a Stockholders’ Agreement, in the form attached hereto as Exhibit H (the “SHA”), with the Principal Stockholders (as defined in the SHA) named therein, pursuant to which the parties thereto shall set forth certain understandings among themselves, as provided therein.

Section 3.4. Use of IPO Proceeds.

(a) PubCo shall contribute all of the net cash proceeds received by it from the IPO to Atlas Operating in exchange for the issuance by Atlas Operating to PubCo of a number of Operating Units equal to the number of Class A Shares issued and sold by PubCo to the Underwriters in connection with the initial closing of the IPO. Atlas Operating shall, immediately following its receipt of such net cash proceeds from PubCo, contribute all of such net cash proceeds to Atlas Sand LLC for no consideration.

(b) PubCo shall, immediately following any closing of the issuance and sale of Class A Shares pursuant to the Underwriters’ option to purchase additional Class A Shares in the IPO (the “Option”), contribute all of the net cash proceeds received by it pursuant to the Option to Atlas Operating in exchange for the issuance by Atlas Operating to PubCo of a number of the Operating Units equal to the number of Class A Shares issued and sold by PubCo to the Underwriters in connection with the closing of such exercise of the Option. Atlas Operating shall, immediately following its receipt of such net cash proceeds from PubCo, contribute all of such net cash proceeds to Atlas Sand LLC for no consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants, solely with respect to itself, to the other Parties as follows:

Section 4.1. Organization. Such Party is a corporation, limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing (where such concept exists) under the Laws of the jurisdiction of its organization, and has all requisite corporate, partnership or limited liability company, as applicable, power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a material adverse effect on such Party or on the consummation of the transactions contemplated hereby.

Section 4.2. Authority; Enforceability. Such Party has the requisite corporate, limited partnership, limited liability company or other power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by such Party of this Agreement and the consummation of the transactions have been duly authorized by its board of directors or other governing body, as applicable, and no other action is necessary to authorize the execution and delivery by it of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed and delivered by such Party, and, assuming due and valid authorization, execution and delivery hereof by the other Parties hereto, this Agreement is a valid and binding obligation, enforceable against it in accordance with its terms.

Section 4.3. Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by such Party, or compliance by it with any of the provisions hereof, do, nor will, (a) conflict with or result in any breach of any provision of the certificate of incorporation and by-laws, partnership agreement, limited liability company agreement or similar organizational documents of such Party, as applicable, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority or (c) violate any Law applicable to such Party or any of its properties or assets, excluding from the foregoing clauses (b) and (c) such filings, permits, authorizations, consents, violations, breaches, defaults, rights, obligations or encumbrances that (x) have been obtained or made or will be obtained or made at the time so required or (y) would not, individually or in the aggregate, have a material adverse effect on such Party or on the consummation of the transactions contemplated hereby.

Section 4.4. Ownership of Interests. Each Party contributing, issuing, delivering or exchanging interests hereby, owns all such interests free and clear of all liens, encumbrances, security interest, equities, charges or claims, other than as disclosed in the IPO registration statement. There are no preferential rights to purchase, rights of first refusal or similar rights that are applicable to the contribution, issuance, delivery or exchange of such interests in connection with the transactions contemplated hereby which have not been waived by the Person holding such rights.

Section 4.5. Bankruptcy. There are no bankruptcy, reorganization, receivership or other insolvency type proceedings pending, being contemplated by or, to such Party’s knowledge, threatened against such Party.

Section 4.6. Litigation. No suit, action or litigation by any Person by or before any tribunal or Governmental Authority is pending or, to such Party’s knowledge, threatened against such Party or its affiliates that would, individually or in the aggregate, reasonably be expected to have a material adverse effect upon the ability of such Party to perform its obligations hereunder or consummate the transactions contemplated hereby.

Section 4.7. Independent Investigation. Each Party has reviewed with, or has had opportunity to consult with, their own independent legal and tax advisors regarding the transactions contemplated hereby, including the U.S. federal, state, local, foreign and other tax consequences of the transactions contemplated hereby and hereby acknowledges that none of PubCo, Atlas Sand LLC or any of their respective advisors (including Vinson & Elkins L.L.P.) has provided to such Party any such legal or tax advice regarding the transactions contemplated hereby.

Section 4.8. No Tax Representations. Each Party acknowledges and agrees that PubCo and Atlas Sand LLC are making no representation or warranty as to the U.S. federal, state, local, foreign or other tax consequences to any Party hereto as a result of the transactions contemplated by this Agreement. Each Party understands that such Party (and PubCo or Atlas Sand LLC) will be responsible for such Party’s own tax liability that may arise as a result of the transactions contemplated hereby.

ARTICLE V

MISCELLANEOUS

Section 5.1. Consents; Deemed Amendment to Agreements. To the extent required under applicable Law or the governing documents of any of the Parties or any documents to which they are party, each Party hereby acknowledges that this Agreement constitutes the written consent of such Party to each of the agreements and transactions described herein, including in its capacity as a member or manager of any other Party.

Section 5.2. Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable Law, this Agreement will also constitute a “deed,” “bill of sale,” “stock power” or “assignment” of the assets, shares and membership and other interests referenced herein, as well as an amendment of the relevant agreements, without the need for any further assignment or transfer document.

Section 5.3. Further Assurances. Each of the Parties hereby agrees to execute, acknowledge and deliver all such additional assignments, stock or unit powers, conveyances, instruments, notices and other documents, and to do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate (a) to more fully assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) to more fully and effectively vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests and shares contributed and assigned by this Agreement or intended to be so and (c) to more fully and effectively carry out the purposes and intent of this Agreement.

Section 5.4. Termination. This Agreement shall terminate and be of no further force or effect if the IPO has not been completed by 11:59 p.m. Austin, Texas time on [•], 2023.

Section 5.5. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such Party at 5918 W. Courtyard Drive, Suite 500, Austin, Texas 78730 (or such other address as shall be specified by like notice).

Section 5.6. Successors and Assigns; No Third Party Rights. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement is not intended to, and does not, create rights in any other Person, and no Person is or is intended to be a third-party beneficiary of any of the provisions of this Agreement.

Section 5.7. Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the Laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity will not invalidate the entire Agreement. Instead, this Agreement will be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment will be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 5.8. Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplement to this Agreement, will be effective only if in writing and signed by the Parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement will not in any way affect, limit or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

Section 5.9. Entire Agreement; Survival. This Agreement, together with the agreements and other documents referenced herein, constitutes the entire agreement among the Parties pertaining to the transactions contemplated hereby and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining thereto. The provisions of this Agreement (including the representations and warranties hereunder) shall survive the initial closing of the IPO, and shall continue indefinitely.

Section 5.10. Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware.

Section 5.11. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic means) with the same effect as if all Parties had signed the same document.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the Parties as of the date first written above.

ATLAS SAND MANAGEMENT COMPANY, LLC

By:
Name:
Title:

ATLAS SAND COMPANY, LLC

By:
Name:
Title:

ATLAS SAND HOLDINGS, LLC

By:
Name:
Title:

ATLAS SAND OPERATING, LLC

By:
Name:
Title:

ATLAS SAND HOLDINGS II, LLC

By:
Name:
Title:

ATLAS SAND MANAGEMENT COMPANY II, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO MASTER REORGANIZATION AGREEMENT]

ATLAS SAND MERGER SUB, LLC

By:
Name:
Title:

ATLAS ENERGY SOLUTIONS INC.

By:
Name:
Title:

[SIGNATURE PAGE TO MASTER REORGANIZATION AGREEMENT]

Schedule 1.1(a)

ASMC Upstairs Holders

[To come.]

Schedule 1.1(b)

Holdings Upstairs Holders

[To come.]

Schedule 1.1(c)

LTIP Unit Redemptions

[To come.]

EXHIBIT A

Form of Certificate of Merger

See attached.

EXHIBIT B

Form of A&R LLC Agreement of Holdings

See attached.

EXHIBIT C

Form of Fifth A&R LLC Agreement of Atlas Sand LLC

See attached.

EXHIBIT D

Form of A&R LLC Agreement of Atlas Operating

See attached.

EXHIBIT E

Form of A&R LLC Agreement of Holdings II

See attached.

EXHIBIT F

Form of A&R LLC Agreement of ASMC II

See attached.

EXHIBIT G

Form of Registration Rights Agreement

See attached.

EXHIBIT H

Form of Stockholders’ Agreement

See attached.